[LETTERHEAD OF SANDWICH BANCORP, INC.]


                  SANDWICH BANCORP TO REQUEST
                CLARIFICATION OF PROPOSALS AND
                  ADDITIONAL INFORMATION FROM
                     INTERESTED ACQUIRERS



     Sandwich, Massachusetts, February 24, 1998.... Sandwich
Bancorp, Inc. (NASDAQ: SWCB) the holding company for The Sandwich Co-operative Bank, Sandwich, Massachusetts, announced today that its Board of Directors, consistent with the exercise of its fiduciary duties, has determined that it is appropriate to request additional information and a clarification of the expressions of interest recently received from Cape Cod Bank and Trust Company (NASDAQ:CCBT), and from two other parties who have subsequently expressed an interest in an acquisition of Sandwich; FirstFed America Bancorp, Inc., Fall River, Massachusetts (AMEX:FAB) and Independent Bank Corp., Rockland, Massachusetts (NASDAQ:INDB). The letters recently received from FirstFed America and Independent suggest a price per share for the Sandwich common stock in a price range comparable to the proposal recently received from CCB&T. Each of these most recent expressions of interest contemplates a stock for stock exchange.

     Sandwich had contacted and received expressions of interest from each of these three companies, prior to Sandwich's consideration and approval of its definitive Merger Agreement with CompassBank on February 2, 1998. The most recent expressions of interest received from these companies all exceed the value of the proposals they had furnished to Sandwich prior to February 2, 1998.

    The expression of interest from CCB&T, which was previously announced on February 17, 1998, as well as those from FirstFed America and Independent; were all received subsequent to the execution and announcement on February 2, 1998 of Sandwich's Merger Agreement with CompassBank for Savings. That Agreement, which remains in effect and to which Sandwich is bound, provides for a cash purchase price of $53 per share.

     Sandwich cautions there can be no assurance that any of these expressions of interest will result in a transaction which is different from Sandwich's previously announced Merger Agreement with CompassBank, or that the value to be obtained will be equal to the nominal value proposed by each of these parties. Upon receipt of the new information requested from these parties, Sandwich's Board of Directors will make a determination as to how it will proceed.

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